Exhibit 10.32

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119 Standard Street
El Segundo, CA 90245

December 31, 2019

Bernhard van Lengerich
Food System Strategies, LLC
1855 Troy Lane
Plymouth, MN 55447

Re:    Advisor Agreement

Dear Bernhard:

Reference is made to that certain Advisor Agreement, dated as of February 26, 2016, by and between Beyond Meat, Inc. (f/k/a Savage River, Inc.), a Delaware corporation (the “Company”), and Food System Strategies, LLC (“Advisor”), as amended on September 5, 2017 (the “Advisor Agreement”), relating to services provided to the Company by Bernhard van Lengerich. Capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Advisor Agreement.

Advisor and the Company hereby agree that the term of the Advisor Agreement will end effective as of December 31, 2019, subject to the surviving provisions thereof. The Company will pay Advisor for the Services rendered by Advisor under the Advisor Agreement through December 31, 2019 at the rate of $10,000 per month, payable monthly (net 30 days), which represents full and complete satisfaction of the Company’s payment obligations to Advisor pursuant to Section 6 of Amended Exhibit A to the Advisor Agreement. Advisor confirms that there are no Company obligations to Advisor for reimbursement of expenses pursuant to the Advisor Agreement.

Sincerely,

BEYOND MEAT, INC.

By:/s/ Teri L. Witteman
Teri L. Witteman
General Counsel & Secretary
Acknowledged and Agreed:

FOOD SYSTEM STRATEGIES, LLC

By:    /s/ Bernhard van Lengerich
Bernhard van Lengerich
Founder & CEO

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